SECOND AMENDMENT TO WARRANTS TO PURCHASE SHARES OF THE
CAPITAL STOCK OF MEDECISION, INC.

THIS SECOND AMENDMENT TO WARRANTS TO PURCHASE SHARES OF THE CAPITAL STOCK OF MEDECISION, INC. (the “Amendment”) is made on September 15, 2006, by and between MEDecision, Inc., a Pennsylvania corporation (the “Company”), and Liberty Ventures I, L.P. (the “Warrantholder”), and amends each of the following Warrants to Purchase Shares of the Capital Stock of MEDecision, Inc. that were issued to the Warrantholder pursuant to the terms of the Note and Warrant Purchase Agreement dated September 15, 1999 among the Company and the other parties thereto: (A) Warrant to Purchase Shares of the Capital Stock of MEDecision, Inc. dated as of September 15, 1999; (B) Warrant to Purchase Shares of the Capital Stock of MEDecision, Inc. dated as of September 30, 1999; (C) Warrant to Purchase Shares of the Capital Stock of MEDecision, Inc. dated as of October 28, 1999; (D) Warrant to Purchase Shares of the Capital Stock of MEDecision, Inc. dated as of December 17, 1999; (E) Warrant to Purchase Shares of the Capital Stock of MEDecision, Inc. dated as of March 10, 2000; and (F) Warrant to Purchase Shares of the Capital Stock of MEDecision, Inc. dated as of April 13, 2000 (each as previously amended on July 21, 2006, a “Warrant”, and collectively, the “Warrants”).

BACKGROUND

WHEREAS, each of the Company and the Warrantholder desire to amend each of the Warrants so that the term of each Warrant is extended as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Company and the Warrantholder, intending to be legally bound hereby, agrees as follows:

1. Section 3 of each Warrant is deleted in its entirety and is replaced with the following language:

“3. TERM OF WARRANT. Except as otherwise provided for herein, the term of this Warrant and the right to purchase Shares as granted herein shall commence on the date of execution hereof and shall be exercisable until the earlier of (i) the closing of a Qualified Public Offering, or (ii) December 31, 2006.”

2. This Amendment shall be binding upon any successors or assigns of the Warrantholder and the Company.

3. This Amendment shall be governed by and construed for all purposes under and in accordance with the laws of the Commonwealth of Pennsylvania.

4. Except as expressly waived, amended, modified or supplemented hereby, each of the Warrants and the respective rights and obligations of each party thereto which are provided therein are hereby ratified and confirmed and shall continue in full force and effect. This Amendment shall not be considered a waiver or amendment of any party’s rights under any of the Warrants, except as the same are expressly waived, amended or supplemented hereby.

5. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed on the date first written above.

MEDECISION, INC.
By:	/s/ Carl E. Smith

Carl E. Smith Chief Financial Officer

LIBERTY VENTURES I, L.P.
By:	Liberty Ventures, Inc.
Its:	General Partner

By:	/s/ Thomas R. Morse

Name:	Thomas R. Morse
Title:	President